EX-23.1 OTHERDOC
INDEPENDENT AUDITORS CONSENT



                         Consent of Independent Auditors


We consent to the incorporation by reference in Registration Statement No. 333-65354 of OAO Technology Solutions, Inc. on Form S-8 of our report dated October 15, 2001 relating to the balance sheets of the EZ-CAP division of QuadraMed Corporation as of December 31, 2000 and 1999, and the related statements of income and cash flows for the years then ended, which expresses an unqualified opinion and includes an explanatory paragraph stating that the financial position, results of operations and cash flows included in the accompanying financial statements may not be indicative of conditions that would have existed or results that would have occurred had the EZ-CAP division operated as an unaffiliated entity.



/s/  PISENTI & BRINKER LLP

Petaluma, California
October 15, 2001